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                                   EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS




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                         Consent of Independent Auditors




Board of Directors
LSB Financial Corp.
Lafayette, Indiana

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. Nos. 33-98518 and 33-98516) of LSB Financial Corp. of our Report of Independent Auditors, dated February 4, 1998, on the consolidated statements of financial condition of LSB Financial Corp. as of December 31, 1997 and 1996 and on the consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1997, which report is included in Form 10-KSB of LSB Financial Corp. for the year ended December 31, 1997.



                                           /s/ Crowe, Chizek and Company LLP
                                           Crowe, Chizek and Company LLP


Indianapolis, Indiana
March 26, 1998